AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 2008

REGISTRATION NO. 333-140198

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to Form S-3
Registration Statement
UNDER
THE SECURITIES ACT OF 1933

SunPower Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-3008969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3939 North First Street
San Jose, California 95134
(408) 240-5500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Thomas H. Werner
Chief Executive Officer
SunPower Corporation
3939 North First Street
San Jose, California 59134
(408) 240-5500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

R. Todd Johnson
Stephen E. Gillette
Jones Day
2882 Sand Hill Road, Suite 240
Menlo Park, California 94025
(650) 739-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ❒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ❒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ❒

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ❒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☒	Accelerated filer	❒
Non-accelerated filer	❒	Smaller reporting company	❒

EXPLANATORY NOTE

On January 25, 2007, SunPower Corporation (“SunPower”) filed a registration statement on Form S-3 (File No. 333-140198) (the “Registration Statement”), registering for resale the shares of SunPower’s class A common stock, par value $0.001 per share (the “SunPower Common Stock”) issued to holders of shares of common stock, par value $0.0001 per share, of PowerLight Corporation (now known as SunPower Corporation, Systems, a wholly-owned subsidiary of SunPower Corporation (“PowerLight”)).  The Registration Statement was declared effective automatically upon filing.  SunPower issued the shares of SunPower Common Stock in connection with the merger between SunPower and PowerLight completed on January 10, 2007 (the “Merger”).

In connection with the Merger, SunPower Corporation entered into a Registration Rights Agreement dated January 10, 2007 (the “Registration Rights Agreement”), pursuant to which the former PowerLight stockholders were granted certain registration rights with respect to the shares of SunPower Common Stock they received in connection with the Merger.  SunPower has no further obligation under the Registration Rights Agreement to maintain the effectiveness of this Registration Statement, and thus hereby withdraws the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 20th day of March, 2008.

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Thomas H. Werner
Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. Werner and Emmanuel T. Hernandez, and each of them, his or her true and lawful attorneys in fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits, thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS H. WERNER	Chief Executive Officer and Director	March 20, 2008
Thomas H. Werner	(Principal Executive Officer)

/s/ EMMANUEL T. HERNANDEZ	Chief Financial Officer	March 20, 2008
Emmanuel T. Hernandez	(Principal Financial and Accounting Officer)

/s/ T.J. RODGERS	Chairman of the Board of Directors	March 20, 2008
T.J. Rodgers

/s/ W. STEVE ALBRECHT	Director	March 20, 2008
W. Steve Albrecht

/s/ BETSY S. ATKINS	Director	March 20, 2008
Betsy S. Atkins

/s/ PATRICK WOOD	Director	March 20, 2008
Patrick Wood